EXHIBIT 99.1

NEWS RELEASE For Immediate Release Contact: Alison Ziegler, Cameron Associates (212) 554-5469 alison@cameronassoc.com www.americanecology.com

AMERICAN ECOLOGY ANNOUNCES
FIRST QUARTER 2009 OPERATING RESULTS

Boise, Idaho – April 28, 2009 – American Ecology Corporation (NASDAQ-GS: ECOL) (the “Company”) today reported operating results for the quarter ended March 31, 2009.  Operating income for the first quarter of 2009 was $6.0 million, down from $9.5 million for the first quarter of 2008.  Net income was $3.6 million, or $0.20 per diluted share, for the first quarter of 2009, down from net income of $5.9 million or $0.32 per diluted share in the first quarter last year.  All four of the Company’s disposal facilities were again profitable.

Revenue for the first quarter of 2009 was $35.0 million, down from $46.2 million in the same quarter last year.  This was primarily due to lower transportation related service on bundled transportation and disposal contracts.  213,000 tons of waste were disposed of in the first quarter of 2009, down from 343,000 tons in the first quarter of 2008. Revenue from recurring “Base” customers declined 5% in the first quarter of 2009 compared to the same quarter last year.  “Event” remediation business declined 19% in the first quarter of 2009 over the same quarter last year on reduced private sector and government clean-up business.  Revenue from the Company’s thermal desorption services in Texas and Nevada increased $3.0 million during the first quarter of 2009 over the same quarter last year.

Gross profit was $9.5 million in the first quarter of 2009, down from gross profit of $13.4 million in the same quarter last year.  Gross margin as a percentage of total revenue was 27%, down from 29% in the first quarter last year.  This reflected reduced operating leverage on lower waste disposal volumes.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2009 declined $346,000 to $3.6 million, or 10% of revenue, as compared to $3.9 million, or 9% of revenue in the same quarter last year.  This decrease reflects lower sales commissions, incentive compensation and business development costs.

Other income, primarily interest and royalty income, was $80,000 for the first quarter of 2009, down from $127,000 in the first quarter of 2008 reflecting lower interest rates.

Our effective tax rate for the first quarter 2009 was 39.8% compared to 39.2% in the first quarter of 2008. This increase is primarily due to lower pre-tax earnings in the current year, which increases the impact of non-tax-deductible expenses on our effective tax rate.

At March 31, 2009, we had $24.1 million of cash and cash equivalents.  $11.0 million of our $15.0 million line of credit was available at quarter end.  The $4.0 million unavailable balance covers a standby letter of credit providing collateral for financial assurance for future closure and post-closure obligations.  We remained debt free at the end of the quarter.

“Challenging economic conditions affected both recurring and event business during the quarter,” commented Steve Romano, Chairman and Chief Executive Officer.  “While our recurring Base business held up reasonably well, reduced waste shipments from both government and private industry clean-up sites drove lower than expected results.  We are pleased, however, with continued growth of our thermal desorption recycling service in Texas and continued success winning new base business accounts,” Romano concluded.

Outlook

The Company issued 2009 earnings guidance of $1.14 to $1.22 per diluted share on February 11, 2009. Based on lower than projected first quarter results and continuing uncertainties regarding the future, we are revising our full year guidance range to $0.85 to $1.00 per diluted share.

“We are experiencing a higher level of uncertainty across most customer categories in 2009 than in past years.  Also, while funding under the American Recovery and Reinvestment Act of 2009 is expected to benefit the second half of 2009, project-specific funding decisions are still in process.  Private sector business, especially clean-ups, remains hard to predict given its dependence on industrial production levels, brownfield redevelopment delays, use of cash in a tight credit environment and other factors,” Romano noted.

“Looking forward, we are optimistic about our thermal desorption service in Texas, which is providing a meaningful contribution to earnings.  We continue to increase our market share and believe the long-term outlook for environmental clean-up work is strong based on both deferred private sector opportunities and a renewed commitment by the federal government to accelerating progress on a large backlog of contaminated sites.  With expanded infrastructure at our three hazardous waste facilities, uniquely diversified service offerings and a growing customer base for essential services, American Ecology is poised to take advantage of an improved economy,” Romano concluded.

Dividend

On April 1, 2009 the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on April 17, 2009.  This $3.3 million dividend was paid on April 24, 2009 using cash on hand.

Conference Call

American Ecology will hold an investor conference call on Tuesday, April 28, 2009 at 11 a.m. Eastern Daylight Time (9:00 a.m. Mountain Daylight Time) to discuss these results, its current financial position and its 2009 business outlook. Questions will be invited after management’s presentation. Interested parties can join the conference call by dialing (866) 700-6293 or (617) 213-8835 and using the passcode 20083109. The conference call will also be broadcast live on our website at www.americanecology.com.  An audio replay will be available through May 5, 2009 by calling (888) 286-8010 or (617) 801-6888 and using the passcode 99785873. The replay will also be accessible on our website at www.americanecology.com.

About American Ecology Corporation
American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as steel mills, medical and academic institutions, refineries, chemical manufacturing facilities and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will meet its 2009 earnings estimates, successfully execute its growth strategy,benefit from federal economic stimulus spending,  increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to American Ecology Corporation’s December 31, 2008 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer, compliance with and changes to applicable laws and regulations, production rates for the thermal desorption service at our Texas facility, access to cost effective transportation services, access to insurance and other financial assurances, loss of key personnel, lawsuits, adverse economic conditions including a tightened credit market, the timing or level of government funding or competitive conditions, incidents that could limit or suspend specific operations,  our ability to perform under required contracts, our willingness or ability to pay dividends and our ability to integrate any potential acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of American Ecology Corporation.

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2009	2008

Revenue	$34,965	$46,219
Transportation costs	14,174	22,058
Other direct operating costs	11,245	10,717

Gross profit	9,546	13,444

Selling, general and administrative expenses	3,573	3,919
Operating income	5,973	9,525

Other income (expense):
Interest income	48	63
Interest expense	(1)	(1)
Other	33	65
Total other income	80	127

Income before income taxes	6,053	9,652
Income tax expense	2,409	3,784
Net income	$3,644	$5,868

Earnings per share:
Basic	$0.20	$0.32
Diluted	$0.20	$0.32

Shares used in earnings
per share calculation:
Basic	18,143	18,229
Diluted	18,176	18,277

Dividends paid per share	$0.18	$0.15

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2009	December 31, 2008
Assets

Current Assets:
Cash and cash equivalents	$24,121	$18,473
Receivables, net	25,524	30,737
Prepaid expenses and other current assets	2,160	2,281
Income tax receivable	382	2,834
Deferred income taxes	923	684
Total current assets	53,110	55,009

Property and equipment, net	67,878	67,987
Restricted cash	4,724	4,716
Total assets	$125,712	$127,712

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$3,721	$5,400
Deferred revenue	5,134	4,657
Accrued liabilities	3,587	4,398
Accrued salaries and benefits	1,693	2,895
Current portion of closure and post-closure obligations	1,003	490
Current portion of capital lease obligations	11	10
Total current liabilities	15,149	17,850

Long-term closure and post-closure obligations	13,603	13,972
Long-term capital lease obligations	18	21
Deferred income taxes	4,406	3,927
Total liabilities	33,176	35,770

Contingencies and commitments

Stockholders’ Equity
Common stock	183	183
Additional paid-in capital	61,022	60,803
Retained earnings	33,921	33,544
Treasury stock	(2,590)	(2,588)
Total stockholders’ equity	92,536	91,942
Total liabilities and stockholders’ equity	$125,712	$127,712

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended March 31,
	2009	2008
Cash Flows From Operating Activities:
Net income	$3,644	$5,868
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, amortization and accretion	2,286	2,838
Deferred income taxes	240	(90)
Stock-based compensation expense	218	201
Net gain on sale of property and equipment	(34)	(2)
Accretion of interest income	-	(14)
Changes in assets and liabilities:
Receivables , net	5,213	(8,576)
Income tax receivable	2,452	994
Other assets	121	(5)
Accounts payable and accrued liabilities	(1,722)	(1,026)
Deferred revenue	477	(277)
Accrued salaries and benefits	(1,202)	(914)
Income tax payable	-	2,874
Closure and post-closure obligations	(148)	(164)
Net cash provided by operating activities	11,545	1,707

Cash Flows From Investing Activities:
Purchases of property and equipment	(2,661)	(3,464)
Restricted cash	(8)	63
Proceeds from sale of property and equipment	42	9
Purchases of short-term investments	-	(992)
Maturities of short-term investments	-	2,216
Net cash used in investing activities	(2,627)	(2,168)

Cash Flows From Financing Activities:
Dividends paid	(3,267)	(2,737)
Stock repurchases	(2)	-
Other	(1)	(3)
Proceeds from stock option exercises	-	1
Tax benefit of common stock options	-	2
Net cash used in financing activities	(3,270)	(2,737)

Increase (decrease) in cash and cash equivalents	5,648	(3,198)

Cash and cash equivalents at beginning of period	18,473	12,563

Cash and cash equivalents at end of period	$24,121	$9,365